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                               EISNER LETTERHEAD





July 25, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:      BrainWorks Ventures, Inc.


Gentlemen:


We have read Item 4 of Form 8-K dated July 25, 2002 of BrainWorks Ventures, Inc. and are in agreement with the statements concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein. We did not conduct a review of the financial statements of BrainWorks Ventures, Inc. for any period subsequent to March 31, 2002.


Very truly yours,

/s/ Eisner LLP

Eisner LLP
(formerly Richard A. Eisner & Company, LLP)